Exhibit 10.8
ENVIRI CORPORATION
RESTRICTED STOCK UNITS AGREEMENT
(FORM - TIME-BASED VESTING)

This RESTRICTED STOCK UNITS AGREEMENT (this “Agreement”) is made as of [●] (the “Date of Grant”), by and between Enviri Corporation, a Delaware corporation, and [PARTICIPANT NAME] (the “Participant”).

1.    Certain Definitions. Capitalized terms used, but not otherwise defined, in this Agreement will have the meanings given to such terms in the Company’s 2026 Omnibus Incentive Plan (as amended from time to time, the “Plan”).

2.    Grant of RSUs. Subject to and upon the terms, conditions and restrictions set forth in this Agreement, including, without limitation, Exhibit A attached hereto and subject to any state-specific modifications set forth on Exhibit A-1 attached hereto (the “Restrictive Covenants Agreement”) and in the Plan, the Company grants to the Participant, as of the Date of Grant, [NUMBER] Restricted Stock Units (“RSUs”). Each RSU shall represent the right of the Participant to receive one share of Common Stock subject to and upon the terms and conditions of this Agreement. Notwithstanding anything in this Section 2 or otherwise in this Agreement to the contrary, the Participant acknowledges and agrees to be bound by the restrictive covenant terms, conditions and provisions in the Restrictive Covenants Agreement as a “Participant” as referred to therein.

3.    Restrictions on Transfer of RSUs. Neither the RSUs granted hereby nor any interest therein or in the Common Stock related thereto shall be transferable prior to payment to the Participant pursuant to Section 5, other than by will or pursuant to the laws of descent and distribution.

4.    Vesting of RSUs.

(a)    The RSUs covered by this Agreement shall vest and become nonforfeitable and payable to the Participant pursuant to Section 5 if the Participant remains in Continuous Service through the applicable vesting date below (each, a “Vesting Date”):

Vesting Tranche	Percentage of RSUs Vesting	Vesting Date
First Tranche	33.3%	One Year from Date of Grant
Second Tranche	33.3%	Two Years from Date of Grant
Third Tranche	33.3%	Three Years from Date of Grant

Any RSUs that do not so become nonforfeitable on a Vesting Date will be forfeited, including, except as provided in Section 4(b) or Section 4(c) below, if the Participant’s Continuous Service ceases prior to a Vesting Date.

(b)    Notwithstanding Section 4(a) above, all of the RSUs shall become nonforfeitable and payable to the Participant pursuant to Section 5 upon the Participant’s death or Disability during the Participant’s Continuous Service at a time when the RSUs have not been forfeited (to the extent the RSUs have not previously become nonforfeitable).

(c)    Notwithstanding Section 4(a) above, if the Participant voluntarily terminates his Continuous Service (A) after March 31, 2027, but prior to the first anniversary of the Date of Grant (provided, that the RSUs have not previously been forfeited or become nonforfeitable at such time), then a prorated portion of the RSUs (rounded to the nearest whole number) will vest and become nonforfeitable and payable to the Participant in accordance with Section 5 as of the date of such termination, with such prorated portion determined by multiplying 100% of the RSUs by a fraction, the numerator of which is the number of full calendar months during which the Participant provided Continuous Service to the Company or its predecessor since December 1, 2025, and the denominator of which is 42; (B) after the first Vesting Date, but prior to the second anniversary of the Date of Grant (provided, that the RSUs have not previously been forfeited or become nonforfeitable at such time), then a prorated portion of the RSUs (rounded to the nearest whole number) will vest and become nonforfeitable and payable to the Participant in accordance with Section 5 as of the date of such termination, with such prorated portion determined by multiplying 100% of the RSUs by a fraction, the numerator of which is the number of full calendar months during which the Participant provided Continuous Service to the Company since December 1, 2025, and the denominator of which is 42 less the RSUs that would have vested and been payable at the first anniversary date of the Date of Grant; or (C) after the second Vesting Date, but prior to the third anniversary of the Date of Grant (provided, that the RSUs have not previously been forfeited or become nonforfeitable at such time), then a prorated portion of the RSUs (rounded to the nearest whole number) will vest and become nonforfeitable and payable to the Participant in accordance with Section 5 as of the date of such termination, with such prorated portion determined by multiplying 100% of the RSUs by a fraction, the numerator of which is the number of full calendar months during which the Participant provided Continuous Service to the Company since December 1, 2025, and the denominator of which is 42 less the RSUs that would have vested and been payable at the first anniversary date of the Grant Date plus the second anniversary date of the Date of Grant.

(d)    Notwithstanding Section 4(a) above,

(i)    if (A) this award is not continued, assumed, substituted, or replaced in accordance with Section 15.1 of the Plan or, (B) following the Change in Control, the Participant will not continue to hold, or otherwise receive, an award that relates to cash or publicly traded equity securities of the Company or its successor or an Affiliate (a “Replacement Award”), the RSU will vest and become nonforfeitable and payable to the Participant in accordance with Section 5 as of immediately prior to the consummation of the Change in Control contingent upon the Participant remaining in Continuous Service through the consummation of the Change in Control; and

(ii)    if (A) this award is continued, assumed, substituted, or replaced in accordance with Section 15.1 of the Plan and, (B) following the Change in Control, the Participant will continue to hold or receive a Replacement Award, the Replacement Award will vest and become nonforfeitable in accordance with Section 4(a), (b), or (c) above and payable to the Participant in accordance with Section 5; provided, that if, prior to the final Vesting Date, the Participant’s Continuous Service is terminated by the Company or its successor without Cause or by the Participant for Good Reason (as defined below), in either case, within the two-year period following the date of the Change in Control, the Replacement Award will become nonforfeitable and payable to the Participant in accordance with Section 5 as of the date of such termination. For purposes of this Agreement, “Good Reason” shall have the meaning set forth in the Company’s Executive Severance Plan (if the Participant is also a participant in the Company’s Executive Severance Plan) or otherwise means Participant’s termination of his Continuous Service as a result of the occurrence of any of the following: (I) a change in the Participant’s principal location of employment that is greater than 50 miles from such location as of the date of this Agreement without the Participant’s consent (provided, however, that the Participant hereby acknowledges that the Participant may be required to engage in travel in connection with the performance of the Participant’s duties and that such travel shall not constitute a change in the Participant’s principal location of employment for purposes hereof); (II) a material diminution in the Participant’s base compensation; (III) a change in the Participant’s position with the Company or its successor or applicable subsidiary thereof without the Participant’s consent such that there is a material diminution in the Participant’s authority, duties or responsibilities; or (IV) any other action or inaction that constitutes a material breach by the Company or its successor or the applicable subsidiary thereof of the agreement, if any, under which the Participant provides services to the Company or its successor or the applicable subsidiary thereof. Notwithstanding the foregoing, the Participant’s termination of Continuous Service as a result of the occurrence of any of the foregoing shall not constitute “Good Reason” unless (X) the Participant gives the Company or its successor written notice of such occurrence within 90 days of such occurrence and such occurrence is not cured by the Company or its successor within 30 days of the date on which such written notice is received by the Company or its successor and (Y) the Participant actually terminates his Continuous Service with the Company or its successor prior to the 365th day following such occurrence.

5.    Form and Time of Payment of RSUs.

(a)    Payment for the RSUs, after and to the extent they have become nonforfeitable, shall be made in the form of shares of Common Stock (or cash, in the case of a cash-settled Replacement Award). Except as provided in Section 5(b) or 5(c), payment shall be made within 10 days following the date that the RSUs become nonforfeitable pursuant to Section 4.

(b)    If the Participant is deemed by the Company at the time of the Participant’s “separation from service” (as such term is defined in Treasury Regulations Section 1.409A-1(h) without regard to any alternative definition thereunder) with the Company to be a “specified employee” for purposes of Section 409A(a)(2)(B)(i) of the Code, and if any of the payments upon such separation from service set forth herein are deemed to be “deferred compensation” within the meaning of Section 409A of the Code, then to the extent delayed commencement of any portion of such payments is required to avoid a prohibited distribution under Section 409A(a)(2)(B)(i) of the Code and the related adverse taxation under Section 409A of the Code, such payments will not be provided to the Participant prior to the earliest of (i) the date that is six months and one day after the date of such separation from service, (ii) the date of the Participant’s death, or (iii) such earlier date as permitted under Section 409A of the Code without the imposition of adverse taxation. Upon the first business day following the expiration of such period, all payments deferred pursuant to this Section 5(b) will be paid in a lump sum to the Participant, and any remaining payments due will be paid as otherwise provided herein.

(c)    The Company’s obligations to the Participant with respect to the RSUs will be satisfied in full upon the issuance of Common Stock corresponding to such RSUs.

6.    Voting and Other Rights; Dividend Equivalents.

(a)    The Participant shall have no rights of ownership in the Common Stock underlying the RSUs and no right to vote the Common Stock underlying the RSUs until the date on which the shares of Common Stock underlying the RSUs are issued or transferred to the Participant pursuant to Section 5 above.

(b)    From and after the Date of Grant and until the earlier of (i) the time when the RSUs become nonforfeitable and are paid in accordance with Section 5 or (ii) the time when the Participant’s right to receive Common Stock in payment of the RSUs is forfeited in accordance with Section 4, on the date that the Company pays a cash dividend (if any) to holders of Common Stock generally, the Participant shall become entitled to receive (subject to the following sentence) a number of additional whole RSUs determined by dividing (x) the product of (1) the dollar amount of the cash dividend paid per share of Common Stock on such date and (2) the total number of RSUs (including dividend equivalents) previously credited to the Participant as of such date, by (y) the Fair Market Value on such date. Such dividend equivalents (if any) shall be subject to the same terms and conditions and shall be paid or forfeited in the same manner and at the same time as the RSUs to which the dividend equivalents were credited.

(c)    The obligations of the Company under this Agreement will be merely that of an unfunded and unsecured promise of the Company to deliver shares of Common Stock in the future, and the rights of the Participant will be no greater than that of an unsecured general creditor. No assets of the Company will be held or set aside as security for the obligations of the Company under this Agreement.

7.    Adjustments. The RSUs and their terms under this Agreement are subject to mandatory adjustment under the terms of Section 14 of the Plan.

8.    Compliance With Applicable Laws. The Company shall make reasonable efforts to comply with all Applicable Laws; provided, however, that notwithstanding any other provision of the Plan and this Agreement, the Company shall not be obligated to issue any Common Stock pursuant to this Agreement if the issuance thereof would result in a violation of any Applicable Laws.

9.    Compliance With Section 409A of the Code. To the extent applicable, it is intended that this Agreement and the Plan comply with the provisions of Section 409A of the Code. This Agreement and the Plan shall be administered in a manner consistent with this intent, and any provision that would cause this Agreement or the Plan to fail to satisfy Section 409A of the Code shall have no force or effect until amended to comply with Section 409A of the Code (which amendment may be retroactive to the extent permitted by Section 409A of the Code and may be made by the Company without the consent of the Participant).

10.    Withholding Obligations. The Company and its Affiliates may withhold from any payment of cash or distribution of shares of Common Stock or other property to the Participant under this Agreement an amount or number of shares sufficient to cover any required tax withholding with respect to such payment, including up to the maximum allowable withholding, or may take such other action as the Company deems necessary to satisfy any income or other tax withholding requirements arising as a result of the grant or settlement of the RSUs. The Company and its Affiliates may, as a condition to any payment pursuant to this Agreement, require the payment of any such taxes and require that the Participant furnish any information necessary to meet any applicable tax reporting obligation.

11.    Interpretation. Any reference in this Agreement to Section 409A of the Code will also include any proposed, temporary or final regulations, or any other guidance, promulgated with respect to such Section by the U.S. Department of the Treasury or the Internal Revenue Service. Except as expressly provided in this Agreement, capitalized terms used herein will have the meaning ascribed to such terms in the Plan.

12.    No Employment Rights. The grant of the RSUs under this Agreement to the Participant is a voluntary, discretionary award being made on a one-time basis and it does not constitute a commitment to make any future awards. The grant of the RSUs and any payments made hereunder will not be considered salary or other compensation for purposes of any severance pay or similar allowance, except as otherwise required by law. Nothing contained in this Agreement shall confer upon the Participant any right to be employed or remain employed by the Company or any of its Subsidiaries, nor limit or affect in any manner the right of the Company or any of its Subsidiaries to terminate the employment or adjust the compensation of the Participant.

13.    Relation to Other Benefits. Any economic or other benefit to the Participant under this Agreement or the Plan shall not be taken into account in determining any benefits to which the Participant may be entitled under any profit-sharing, retirement or other benefit or compensation plan maintained by the Company or any of its subsidiaries and shall not affect the amount of any life insurance coverage available to any beneficiary under any life insurance plan covering employees of the Company or any of its subsidiaries.

14.    Amendments. Any amendment to the Plan shall be deemed to be an amendment to this Agreement to the extent that the amendment is applicable hereto; provided, however, that no amendment shall materially impair the rights of the Participant under this Agreement without the Participant’s written consent.

15.    Severability. In the event that one or more of the provisions of this Agreement shall be invalidated for any reason by a court of competent jurisdiction, any provision so invalidated shall be deemed to be separable from the other provisions hereof, and the remaining provisions hereof shall continue to be valid and fully enforceable.

16.    Relation to Plan. This Agreement is subject to the terms and conditions of the Plan. In the event of any inconsistency between the provisions of this Agreement and the Plan, the Plan shall govern. The Committee acting pursuant to the Plan, as constituted from time to time, shall, except as expressly provided otherwise herein or in the Plan, have the right to determine any questions which arise in connection with this Agreement. In addition, the RSUs shall be subject to the terms and conditions of the Company’s Incentive Compensation Recoupment Policy in effect on the Date of Grant as if such RSUs were “Incentive-Based Compensation” (as such term is defined in such policy).

17.    Successors and Assigns. Without limiting Section 3, the provisions of this Agreement shall inure to the benefit of, and be binding upon, the successors, administrators, heirs, legal representatives and assigns of the Participant, and the successors and assigns of the Company.

18.    Governing Law. Except as provided in Exhibits A and A-1, this Agreement will be construed under the laws of the State of Delaware, without regard to its conflict of law provisions, and the parties consent and agree that the federal and state courts located in the State of Delaware will have exclusive jurisdiction over any dispute relating to this Agreement.

19.    Acknowledgement. The Participant acknowledges that the Participant (a) has received a copy of the Plan, (b) has had an opportunity to review the terms of this Agreement and the Plan, (c) understands the terms and conditions of this Agreement and the Plan, and (d) agrees to such terms and conditions.

20.    Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same agreement.

[Signature Page Follows]

IN WITNESS WHEREOF, the Company has caused this Agreement to be executed on its behalf by its duly authorized officer and the Participant has executed this Agreement, effective as of the day and year first above written.

ENVIRI CORPORATION

By:

___________________________________

The undersigned hereby acknowledges receipt of an executed version of this Agreement and accepts the award of RSUs granted hereunder on the terms and conditions set forth herein and in the Plan (including the terms of the Restrictive Covenants Agreement, attached hereto as Exhibits A and A-1).

PARTICIPANT

By:

___________________________________

EXHIBIT A
RESTRICTIVE COVENANTS AGREEMENT

1.    Grant. Participant acknowledges that Participant has access to the confidential and proprietary trade secret information of Enviri Corporation, including its subsidiaries, joint ventures, and operating divisions (the “Company”), as further described below (“Confidential/Proprietary Trade Secret Information”). Further, Participant acknowledges that Participant derives significant value from the Company and from the Confidential/Proprietary Trade Secret Information provided during the term of employment with the Company, which enables Participant to optimize the performance of the Company’s performance and Participant’s own personal, professional, and financial benefit. In consideration of the grant described in the award agreement (the “Agreement”) to which these terms, conditions and provisions (the “Restrictive Covenants Agreement”) are attached as an exhibit, Participant agrees to the terms of this Restrictive Covenants Agreement.

2.    Except as provided in the State-Specific Modifications in Exhibit A-1, during Participant’s employment by the Company, and for a period of twelve (12) months after the cessation of such employment for any reason (both such periods collectively referred to as the “Restricted Period”), Participant will not, directly or indirectly, engage in any of the following competitive activities:

(a)    For Participant or on behalf of any other corporation, business, partnership, limited liability company, unincorporated association, enterprise, or other entity, directly or indirectly solicit, divert, contract with, or attempt to solicit, divert, or contract with, any customer with whom Participant had Material Contact during the final two (2) years of Participant’s employment with the Company, concerning any products or services that are the same as, competitive with, or similar to those that Participant was responsible for or were otherwise involved with during Participant’s employment with the Company. For purposes of this Restrictive Covenants Agreement, the Participant will have had “Material Contact” with a customer if: (i) Participant had business dealings with the customer on the Company’s behalf; (ii) Participant was responsible for supervising or coordinating the dealings between the Company and the customer; or (iii) Participant obtained Confidential/Proprietary Trade Secret Information about the customer as a result of Participant’s association with the Company;

(b)    Within the geographic territory where Participant was employed by the Company, about which Participant obtained knowledge of Confidential/Proprietary Trade Secret Information, or where Participant had Material Contact with the Company’s customers (the “Restricted Area”): (i) render to any Competitor any services that are the same as, similar to, or competitive with the services that Participant provided to the Company; or (ii) otherwise become employed by or otherwise render services to (as a director, employee, contractor or consultant) or have any ownership interest in any Competitor. “Competitor,” for purposes of this Restrictive Covenants Agreement means any business which is engaged in offering the same or similar products or services as, or otherwise competes with those manufactured, designed, offered, or sold by the Company, including its subsidiaries and operating unit(s) with which Participant was employed or in any way involved during the last twelve (12) months of employment with the Company; or

(c)    (i) induce, offer, assist, encourage or suggest that another corporation, business, partnership, limited liability company, unincorporated association, enterprise, or other entity offer employment to or enter into a consulting arrangement with any employee, agent or representative of the Company or (ii) solicit, induce, offer, assist, encourage or suggest that any employee, agent or representative of the Company terminate his or her employment or business affiliation with the Company or accept employment with any other corporation, business, partnership, limited liability company, unincorporated association, enterprise, or other entity.

(d)    Confidential/Proprietary Trade Secret Information.

(i)    Participant agrees to keep secret and confidential all Confidential/Proprietary Trade Secret Information (further described below) acquired by Participant while employed by the Company or concerning the business and affairs of the Company, its vendors, its customers, and its affiliates (whether of a business, commercial or technological nature), and further agrees that Participant will not disclose any such Confidential/Proprietary Trade Secret Information so acquired to any individual, partner, company, firm, corporation or other person or use the same in any manner other than in connection with the business and affairs of the Company and its affiliates. Except in the performance of services for the Company, the Participant will not, for so long as the Confidential/Proprietary Trade Secret Information remains so designated under applicable law, use, disclose, reproduce, distribute, transmit, reverse engineer, decompile, disassemble, or transfer the Confidential/Proprietary Trade Secret Information or any portion thereof.

(ii)    For purposes of this Restrictive Covenants Agreement, “Confidential/Proprietary Trade Secret Information” includes all information of a confidential or proprietary nature that relates to the business, products, services, research or development of the Company, and its affiliates or their respective suppliers, distributors, customers, independent contractors or other business relations. Confidential/Proprietary Trade Secret Information also includes, but is not limited to, the following: (A) internal business information (including information relating to strategic and staffing plans and practices, business, training, financial, marketing, promotional and sales plans and practices, cost, rate and pricing structures, accounting and business methods and customer and supplier lists); (B) identities of, individual requirements of, specific contractual arrangements with and information about, the Company’s suppliers, distributors, customers, independent contractors or other business relations and their confidential information; (C) customer usage, volume, and discount information; (D) trade secrets, copyrightable works and other confidential information (including ideas, formulas, recipes, compositions, inventions, innovations, improvements, developments, methods, know-how, manufacturing and production processes and techniques, research and development information, compilations of data and analyses, data and databases relating thereto, techniques, systems, records, manuals, documentation, models, drawings, specifications, designs, plans, proposals, reports and all similar or related information whether patentable or unpatentable and whether or not reduced to practice); (D) other intellectual property rights of the Company, or any of its affiliates; and (E) any other information that would constitute a trade secret under the Pennsylvania Uniform Trade Secrets Act, as amended from time to time (or any successor law). The term “Confidential/Proprietary Trade Secret Information” also includes any information or data described above which the Company obtains from another party and which the Company treats as proprietary or designates as trade secrets, whether or not owned or developed by the Company.

(iii)    All documents and materials supplied to Participant or developed by Participant in the course of, or as a result of Participant’s employment at the Company, and all Company Confidential/Proprietary Trade Secret Information, whether in hard copy, electronic format or otherwise shall be the sole property of the Company. Participant will at any time upon the request of the Company and in any event promptly upon termination of Participant’s employment or relationship with the Company, but in any event no later than five (5) business days after such termination, deliver all such materials to the Company and will not retain any originals or copies of such materials, whether in hard copy form or as computerized and/or electronic records. Except to the extent approved by the Company or required by Participant’s bona fide job duties for the Company, the Participant also agrees that Participant will not copy or remove from the Company’s place of business or the place of business of a customer of the Company, property or information belonging to the Company or the customer or entrusted to the Company or the customer. In addition, the Participant agrees that Participant will not provide any such materials to any competitor of or any person or entity seeking to compete with the Company unless specifically approved in writing by the Company. Notwithstanding anything in paragraph 2(d)(3) of this Restrictive Covenants Agreement to the contrary, if the Company needs to take legal action to secure such return delivery of such materials, Participant shall be responsible for all legal fees, costs and expenses incurred by the Company in doing so.

(iv)    Participant understands that nothing contained in this Restrictive Covenants Agreement limits Participant’s ability to file a charge or complaint with any federal, state or local governmental agency or commission (“Government Agencies”). Participant further understands that this Restrictive Covenants Agreement does not limit Participant’s ability to communicate with any Government Agencies or otherwise participate in any investigation or proceeding that may be commenced by any Government Agency including providing documents or other information without notice to the Company. This Restrictive Covenants Agreement does not limit the Participant’s right to receive an award for information provided to any Government Agencies.
(v)    Nothing in this Restrictive Covenants Agreement is intended to or shall be interpreted to prohibit disclosure of information to the limited extent permitted by and in accordance with the federal Defend Trade Secrets Act of 2016 (“DTSA”). Stated otherwise, disclosures that are protected by the DTSA as follows do not violate this Agreement. The DTSA provides that: “(1) An individual shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that – (A) is made – (i) in confident to a Federal, State or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.” The DTSA further provides that: “(2) An individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual – (A) files any document containing the trade secret under seal; and (B) does not disclose the trade secret, except pursuant to court order.”
(vi)    Nothing in this Restrictive Covenants Agreement, however, waives or authorizes Participant to waive or disclose any attorney work product, attorney-client privilege, or other legal privilege of the Company.

3.    Subsequent Employment.

(a)    Advise the Company of New Employment. In the event of a cessation of Participant’s employment with the Company, and during the Restricted Period described in paragraph 2 above, Participant agrees to disclose to the Company the name and address of any new employer or business affiliation and Participant’s anticipated position within ten (10) calendar days of Participant accepting and, in all events before starting, such position. In the event that Participant fails to notify the Company of such new employment or business affiliation as required above, the Restricted Period will be extended by a period equal to the period of nondisclosure.

(b)    Participant’s Ability to Earn Livelihood. Participant acknowledges that, in the event of a cessation of Participant’s employment with the Company, for any reason and at any time, the provisions of this Restrictive Covenants Agreement, including paragraph 2, will not unreasonably restrict Participant’s ability to earn a living. Participant and the Company acknowledge that Participant’s rights have been limited by this Restrictive Covenants Agreement only to the extent reasonably necessary to protect the legitimate interests of the Company in its Confidential/Proprietary Trade Secret Information.

4.    Enforcement. Participant agrees that, if Participant violates the covenants and agreements set forth in this Restrictive Covenants Agreement, the Company would suffer irreparable harm, and that such harm to the Company may be impossible to measure in monetary damages. Accordingly, in addition to any other remedies which the Company may have at law or in equity, the Company will have the right to have all obligations, undertakings, agreements, covenants and other provisions of this Restrictive Covenants Agreement specifically performed by Participant, and the Company will have the right to obtain a temporary restraining order, special injunction, and/or temporary, preliminary and permanent injunctive relief to secure specific performance, and to prevent a breach or contemplated breach, of this Restrictive Covenants Agreement. The Company will be entitled to an accounting and repayment of all profits, compensation, remunerations or benefits which Participant or others, directly or indirectly, have realized or may realize as a result of, growing out of, or in conjunction with any violation of this Restrictive Covenants Agreement. Such remedies will be an addition to and not in limitation of any injunctive relief or other rights or remedies to which the Company is or may be entitled at law or in equity. In the event that the Company obtains any requested relief in any action brought to enforce the terms of this Restrictive Covenants Agreement through court proceedings, the Company will be entitled to reimbursement for all legal fees, costs and expenses incident to enforcement.

5.    Severability and Reformation. If any section, paragraph, term or provision of this Restrictive Covenants Agreement, or the application thereof, is determined by a competent court or tribunal to be overbroad, invalid or unenforceable, then the other parts of such section, paragraph, term or provision will not be affected thereby and will be given full force and effect without regard to the invalid or unenforceable portions, and the section, paragraph, term or provision of this Restrictive Covenants Agreement will be deemed modified to the extent necessary to render it valid and enforceable. The parties specifically agree that the court or other tribunal shall, and its is the desire of the parties that the court or other tribunal does, reform any such section, paragraph, term or provision to render the Restrictive Covenants Agreement and each such section, paragraph, term or provision enforceable to the maximum extent permitted by law. If the court or other tribunal determines that the section, paragraph, term or provision cannot be modified, then such section, paragraph, term or provision will be stricken from the Restrictive Covenants Agreement and severed, and the other sections, paragraphs, terms and provisions will remain in full force and effect.

6.    Miscellaneous.

(a)    Employment.

(i)    This Restrictive Covenants Agreement does not constitute a guarantee of employment and termination of employment will not affect the enforceability of this Restrictive Covenants Agreement.

(ii)    Participant agrees that if Participant is transferred from the entity or division which was Participant’s employer at the time Participant signed this Restrictive Covenants Agreement to employment by another division or another company that is a subsidiary or affiliate of Enviri Corporation, and Participant has not entered into a superseding agreement with the new employer covering the subject matter of this Restrictive Covenants Agreement, then this Restrictive Covenants Agreement will continue in effect and the Participant’s new employer will be termed “the Company” for all purposes hereunder and will have the right to enforce this Restrictive Covenants Agreement as Participant’s employer. In the event of any subsequent transfer, Participant’s new employer will succeed to all rights under this Restrictive Covenants Agreement so long as such employer will be Enviri Corporation or one of its subsidiaries or affiliates and so long as this Restrictive Covenants Agreement has not been superseded.

(b)    Headings. The headings contained in this Restrictive Covenants Agreement are inserted for convenience of reference only, and will not be deemed to be a part of this Restrictive Covenants Agreement for any purposes, and will not in any way define or affect the meaning, construction or scope of any of the provisions of this Restrictive Covenants Agreement.

(c)    Governing Law and Forum. Except as provided in the State-Specific Modifications on Exhibit A-1, this Restrictive Covenants Agreement will be construed under the laws of the Commonwealth of Pennsylvania, without regard to its conflict of law provisions, and the parties consent and agree that the federal and state courts of the Commonwealth of Pennsylvania will have exclusive jurisdiction over any dispute relating to this Restrictive Covenants Agreement.

(d)    Supplemental Nature of this Restrictive Covenants Agreement. The restrictions set forth in paragraph 2 of this Restrictive Covenants Agreement will be in addition to any other such restrictive covenants agreed to through separate agreements, if any, between Participant and the Company and will survive the exercise of the equity award evidenced by the Agreement.

(e)    Waiver. The failure by the Company to enforce any right or remedy available to it under this Restrictive Covenants Agreement will not be construed to be a waiver of such right or remedy with respect to any other prior, concurrent or subsequent breach or failure. No waiver of rights under this Restrictive Covenants Agreement will be effective unless made in writing with specific reference to this Restrictive Covenants Agreement.

(f)    Notification. Participant agrees that it shall notify any potential subsequent employer or business affiliation of the terms of this Restrictive Covenants Agreement before accepting such subsequent employment or business affiliation. Without limiting the foregoing, Participant agrees that the Company may notify any third party about Participant’s obligations under this Restrictive Covenants Agreement until such time as Participant has performed all of Participant’s obligations hereunder. Upon the Company’s request, Participant agrees to provide the Company with information, including, but not limited to, supplying details of Participant’s subsequent employment, sufficient to verify that Participant has not breached, or is not breaching, any covenant in this Restrictive Covenants Agreement.

(g)    Tolling. In the event that Participant violates any of the covenants set forth in this Restrictive Covenants Agreement, then the Company shall have the benefit of the full period of the covenants such that the covenants shall have the duration of the Restricted Period computed from the date Participant ceased violation of the covenants, either by order of the court or otherwise.

(h)    Acknowledgements.

(i)    Participant acknowledges and agrees that this Restrictive Covenants Agreement is in consideration of, (A) the grant evidenced by the Agreement, (B) access to Confidential/Proprietary Trade Secret Information, as required by Participant’s job duties, and (C) access to important customer relationships and the associated customer goodwill of the Company.

(ii)    Participant acknowledges that he or she has carefully read and considered the provisions of this Restrictive Covenants Agreement, and that this Restrictive Covenants Agreement is reasonable as to time and scope and activities prohibited, given the Company’s need to protect its interests and given the consideration provided to Participant in the form of the grant evidenced by the Agreement.

(iii)    Participant acknowledges that he or she has had an opportunity to consult with an independent legal counsel of Participant’s choosing, and accept the grant contained in the Agreement on the terms set forth in this Restrictive Covenants Agreement.

Participant, intending to be legally bound, agrees to the foregoing terms:

PARTICIPANT
By: _______________________________

EXHIBIT A-1
STATE-SPECIFIC MODIFICATIONS TO RESTRICTIVE COVENANTS AGREEMENT

Minnesota
If Participant primarily resides and works in Minnesota, the following paragraphs of the Restrictive Covenant Agreement are modified as follows:

(1) Paragraph 2(a) is stricken and replaced with the following:

“(a)    For Participant or on behalf of any other corporation, business, partnership, limited liability company, unincorporated association, enterprise, or other entity, directly or indirectly solicit or attempt to solicit any customer with whom Participant had Material Contact during the final two (2) years of Participant’s employment with the Company, concerning any products or services that are the same as, competitive with, or similar to those that Participant was responsible for or were otherwise involved with during Participant’s employment with the Company. For purposes of this Restrictive Covenants Agreement, the Participant will have had “Material Contact” with a customer if: (i) Participant had business dealings with the customer on the Company’s behalf; (ii) Participant was responsible for supervising or coordinating the dealings between the Company and the customer; or (iii) Participant obtained Confidential/Proprietary Trade Secret Information about the customer as a result of Participant’s association with the Company;”

(2) Paragraph 2(b) is stricken and does not apply to Participant; and
(3) The terms “Pennsylvania” and “Commonwealth of Pennsylvania” in paragraph 6(c) are replaced with “Minnesota.”.

Virginia
If Participant primarily resides and works in Virginia, the following paragraphs of the Restrictive Covenant Agreement are modified as follows:

(1) Paragraph 2(a) is stricken and replaced with the following:

“(a)    For Participant or on behalf of any other corporation, business, partnership, limited liability company, unincorporated association, enterprise, or other entity, directly or indirectly solicit or otherwise initiate contact with any customer with whom Participant had Material Contact during the final two (2) years of Participant’s employment with the Company, concerning any products or services that are the same as, competitive with, or similar to those that Participant was responsible for or were otherwise involved with during Participant’s employment with the Company. For purposes of this Restrictive Covenants Agreement, the Participant will have had “Material Contact” with a customer if: (i) Participant had business dealings with the customer on the Company’s behalf; (ii) Participant was responsible for supervising or coordinating the dealings between the Company and the customer; or (iii) Participant obtained Confidential/Proprietary Trade Secret Information about the customer as a result of Participant’s association with the Company;”
(2)    Paragraph 2 does not restrict Participant from providing a service to a customer or client of the Company if the employee does not initiate contact with or solicit the customer or client.
(3)    Paragraph 2(b) does not apply to a “low-wage employee” within the meaning of Code of Virginia § 40.1-28.7:8.
(4)    For agreements signed on or after July 1, 2026, if Participant is terminated by the Company without cause, Paragraph 2(b) does not apply to Participant unless the Company pays to Participant a payment in the amount of $1,000.00.
(5)    The terms “Pennsylvania” in paragraph 6(c) is replaced with “Virigina”.